Exhibit (d)(2)

EQUITY CONTRIBUTION and voting AGREEMENT

EQUITY CONTRIBUTION AND VOTING AGREEMENT (this “Agreement”), made and entered into as of June 27, 2019 by and among HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and certain shareholders of Highpower International, Inc., a Delaware corporation (the “Company”), listed on Schedule A (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the shares of Common Stock, par value $0.0001 per share, of the Company (the “Shares”), as set forth opposite such Rollover Stockholder’s name in column (B) of Schedule A (with respect to each Rollover Stockholder, subject to adjustment as contemplated by Section 5(b), the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Rollover Stockholder desires to contribute their respective Rollover Shares to Parent directly or indirectly in exchange for newly issued shares of common of Parent, par value $0.0001 per share (the “Parent Shares”);

WHEREAS, as a result of such contribution, Parent would beneficially own approximately 32.44% of the total outstanding Shares, and as a result of such issuance, the Parent Shares received by the Rollover Stockholders or their respective designated parties pursuant to the transactions contemplated herein would constitute approximately 92.04% of the voting rights in Parent after the Contribution Closing (as defined below);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and pursuant to a letter agreement, dated as of June 27, 2019 (the “Equity Commitment Letter”), between Essence International Capital Limited, a company incorporated in Hong Kong (including its successors or permitted assigns, the “Sponsor”), and Parent, and a subscription agreement to be entered into by the Sponsor and Parent, upon the terms and subject to the conditions of the Equity Commitment Letter and such subscription agreement, the Sponsor will contribute, or cause to be contributed, as an equity contribution to Parent, an aggregate amount equal to approximately US$ $51,136,733.00 in exchange for Parent Shares, constituting approximately 7.96% of the voting rights in Parent after the Contribution Closing;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and pursuant to a subscription agreement to be entered into by Dang Yu Pan and Parent, upon the terms and subject to the conditions of such subscription agreement, Dang Yu Pan will contribute, or cause to be contributed, as an equity contribution to Parent, an aggregate amount equal to US$2,000,000 in exchange for Parent Shares;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Stockholders are entering into this Agreement; and

WHEREAS, each Rollover Stockholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Stockholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each Rollover Stockholder hereby agree as follows:

1.                   Contribution of Rollover Shares by Rollover Stockholders to Parent. Upon the terms and subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Rollover Stockholders (except as described in Section 4 below), all of each Rollover Stockholder’s right, title and interest in and to the Rollover Shares shall be contributed, assigned, transferred and delivered to Parent, free and clear of all Encumbrances (other than any Encumbrances created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

2.                   Issuance of Parent Shares. In consideration of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 1 of this Agreement, Parent shall issue Parent Shares in the name of each Rollover Stockholder (or, solely with respect to Dang Yu Pan, in the name of a party as designated by him in writing and agreed by Parent before the Contribution Closing) in the amounts set forth opposite such Rollover Stockholder’s name in column (D) of Schedule A. Each Rollover Stockholder hereby acknowledges and agrees that (a) the value of the Parent Shares issued to such Rollover Shareholder or its designated Affiliate is equal to (x) the total number of Rollover Shares contributed by such Rollover Shareholder multiplied by (y) the Per Share Merger Consideration under the Merger Agreement, (b) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Stockholder by Parent with respect to the applicable Rollover Shares and (c) on receipt of such Parent Shares, such Rollover Stockholder shall have no right to any other consideration against the Parent with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.

3.                   Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place immediately prior to the Closing.

4.                   Deposit of Rollover Shares. No later than three (3) Business Days prior to the Contribution Closing, each Rollover Stockholder or any agent of such Rollover Stockholder shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms hereof, (a) duly executed stock power for its Rollover Shares to Parent or as Parent may direct in writing, in form reasonably acceptable to Parent, and (b) share certificates, if any, representing its Rollover Shares (the “Rollover Shares Documents”). The Rollover Shares Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

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5.                   Irrevocable Election.

(a)                The execution of this Agreement by each Rollover Stockholders evidences, subject to Section 10, the irrevocable election and agreement by such Rollover Stockholder to contribute its respective Rollover Shares in exchange for Parent Shares at the Contribution Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Stockholder covenants and agrees, severally and not jointly (and not jointly and severally), that from the date hereof until any termination of this Agreement pursuant to Section 10, except as expressly contemplated under this Agreement or the Merger Agreement, such Rollover Stockholder shall not, directly or indirectly, (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Rollover Shares (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Rollover Shares, (ii) enter into any Contract, undertaking or understanding with respect to a Transfer or limitation on voting rights of any of the Rollover Shares, or any right, title or interest thereto or therein, (iii) deposit any Rollover Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any Rollover Shares, (iv) take any action that could reasonably be expected to have the effect of preventing, disabling or delaying such Rollover Stockholder from performing its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer, or other action, in violation of this paragraph shall be null and void.

(b)                Each Rollover Stockholder covenants and agrees, severally and not jointly (and not jointly and severally), that such Rollover Stockholder shall promptly (and in any event within 48 hours) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Stockholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or exchange of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly.

6.                   Representations and Warranties of the Rollover Stockholders. In consideration of Parent accepting the Rollover Shares, each Rollover Stockholder makes the following representations and warranties, severally and not jointly (and not jointly and severally) and with respect to itself only, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)                Ownership of Shares. Such Rollover Stockholder is the beneficial owner of, and has good and valid title to, its respective Rollover Shares, free and clear of Encumbrances other than as created by this Agreement. Such Rollover Stockholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable securities Laws, Laws of the Cayman Islands, Delaware Laws and the terms of this Agreement. As of the date hereof, other than the Rollover Shares and other securities listed on Schedule A hereof, such Rollover Stockholder does not own, beneficially or of record, any securities of the Company and any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Stockholder’s Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement. Such Rollover Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement.

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(b)                Organization, Standing and Authority. Such Rollover Stockholder is (to the extent such concepts are applicable to such Rollover Stockholder) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and such Rollover Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Rollover Stockholder and, assuming due authorization, execution and delivery by Parent and the other Rollover Stockholders, constitutes a legal, valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c)                Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Stockholder for the execution, delivery and performance of this Agreement by such Rollover Stockholder or the consummation by such Rollover Stockholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Stockholder nor the consummation by such Rollover Stockholder of the transactions contemplated hereby, nor compliance by such Rollover Stockholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on such Rollover Stockholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents or partnership agreement, as applicable, of such Rollover Stockholder (to the extent it is a corporate entity), (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on property or assets of such Rollover Stockholder pursuant to any Contract to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any property or asset of such Rollover Stockholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Stockholder or such Rollover Stockholder’s properties or assets.

(d)                No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Rollover Stockholder or, to the knowledge of such Rollover Stockholder, any other Person or, to the knowledge of such Rollover Stockholder, threatened against such Rollover Stockholder or any other Person, in each case that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Stockholder of its obligations under this Agreement.

(e)                Reliance. Such Rollover Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Stockholder contained herein.

(f)                 Receipt of Information. Such Rollover Stockholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares, including (i) the transactions contemplated by the Merger Agreement and (ii) the calculation and determination of the number and value of Parent Shares to be received by such Rollover Stockholder pursuant to this Agreement. Such Rollover Stockholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Stockholder’s representations, warranties and covenants in this Agreement and the transactions contemplated hereby and by the Merger Agreement. Such Rollover Stockholder, either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his, her or its investment in the Parent Shares and is capable, without impairing such Rollover Stockholder’s financial condition, of bearing the economic risks of such investment, including the risk of the complete loss thereof, for an indefinite period of time.

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(g)                Purchase Entirely For Own Account. Such Rollover Stockholder hereby confirms that the Parent Shares to be acquired by such Rollover Stockholder will be acquired for investment for such Rollover Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Stockholder further represents that such Rollover Stockholder does not presently have any Contract, understanding or undertaking with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of its Rollover Shares. If such Rollover Stockholder is not a natural person, such Rollover Stockholder has not been formed for the specific purpose of acquiring such Parent Shares.

(h)                Restricted Securities. Such Rollover Stockholder understands that the Parent Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Stockholder’s representations as expressed herein. Such Rollover Stockholder understands that the Parent Shares will constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Rollover Stockholder must hold the Parent Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission for resale by such Rollover Stockholder and qualified by U.S. state authorities, or an exemption from such registration and qualification requirements is available. Such Rollover Stockholder acknowledges that Parent has no obligation to register or qualify the Parent Shares for resale. Such Rollover Stockholder further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the availability of public information, time and manner of sale and the holding period for the Parent Shares, and on requirements relating to Parent which are outside of the Rollover Stockholder’s control, and which Parent is under no obligation and may not be able to satisfy.

(i)                 No Public Market. Such Rollover Stockholder understands that no public market now exists for the Parent Shares, and that Parent has made no assurances that a public market will ever exist for the Parent Shares.

(j)                 Legends. Such Rollover Stockholder understands that the Parent Shares, and any securities issued in respect of or exchange for the Parent Shares, may be notated with any legend required by the securities Laws of any Governmental Authority to the extent such Laws are applicable to the Parent Shares represented by the certificate, instrument, or book entry so legended.

(k)                Accredited Investor(l). Such Rollover Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(m)              No Inducements. None of Parent or any other person has made any oral or written representation, inducement, promise or agreement to such Rollover Stockholder in connection with the subject matter of this Agreement and the transactions contemplated by this Agreement, other than as expressly set forth in this Agreement.

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7.                   Representations and Warranties of Parent. Parent represents and warrants to each Rollover Stockholder that:

(a)                Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)                Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (D) violate any Law or Order applicable to Parent or any of Parent’s properties or assets.

(c)                Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under any agreements entered into at the Contribution Closing by all of the Rollover Stockholders pursuant to the transactions contemplated by the Merger Agreement) when issued.

8.                   Other Covenants and Agreements.

(a)                Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement, and (ii) to consummate and make effective any other transactions contemplated by this Agreement, including providing information and using commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

(b)                Each Rollover Stockholder hereby represents and warrants that such Rollover Stockholder has read Section 7.03 of the Merger Agreement. In addition, such Rollover Stockholder agrees not to, directly or indirectly, take any action, or cause the Company to take any action, that would violate Section 7.03 or any other provision of the Merger Agreement if such Rollover Stockholder were deemed a “Representative” of the Company for purposes of such Section 7.03 of the Merger Agreement.

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9.                   Disclosure.

(a)                Each of the Rollover Stockholders, on the one hand, and Parent, on the other hand, shall not, and shall cause its respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by Law or a court of competent jurisdiction, the SEC, the NASDAQ or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other parties hereto and the other parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or its Representatives.

(b)                Each Rollover Stockholder (i) consents to and authorizes the publication and disclosure by Parent or its Affiliates of such Rollover Stockholder’s identity and ownership of the Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to each of the Rollover Stockholders and each of the Rollover Stockholders has had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees to promptly give to Parent or its Affiliates any information they may reasonably request concerning such Rollover Stockholder for the preparation of any such documents.

(c)                Notwithstanding the foregoing, each Rollover Stockholder consents to and authorizes the Company, Parent and their respective Affiliates (and Parent authorizes the Company and its Affiliates) to (i) publish and disclose in the Proxy Statement, Schedule 13E-3, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, such Rollover Stockholder’s identity and ownership of Shares and the nature of such Rollover Stockholder’s commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to the extent required to be filed with the SEC or any regulatory authority relating to the Merger.

10.               Termination. This Agreement and the obligations of the Rollover Stockholders hereunder will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that the provisions set forth in Section 9, this Section 10 and Section 12 shall survive the termination of this Agreement; provided, further, that each Rollover Stockholder party hereto shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Rollover Shares Documents to each of the Rollover Stockholders at its address set forth in Section 12(h) and take all such actions as are necessary to restore each such Rollover Stockholder to the position it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

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11.               Voting of the Rollover Shares.

(a)                Each Rollover Stockholder hereby agrees, severally and not jointly (and not jointly and severally), that, during the period commencing on the date hereof and continuing until the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms, at any meeting of the Company’s shareholders, however called, and at any adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement, such Rollover Stockholder shall, and shall cause its Affiliates to: (i) in the case of a meeting, appear at such meeting or otherwise cause its Rollover Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote; and (ii) vote or otherwise cause to be voted all of its Rollover Shares (A) in favor of the adoption of the Merger Agreement and any related action reasonably required in furtherance thereof, (B) against any other Acquisition Proposal, (C) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Rollover Stockholder of its obligations under this Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Stockholder contained in this Agreement, (E) in favor of any adjournment of any shareholders’ meeting as may be requested by Parent and (F) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.

(b)                Each Rollover Stockholder hereby appoints Parent and any other designee of Parent, each of them individually, such Rollover Stockholder’s irrevocable (for the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote its respective Rollover Shares as indicated in Section 11(a) above. Each Rollover Stockholder affirms that the irrevocable proxy set forth in this Section 11(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Stockholder under this Agreement. Each Rollover Stockholder intends this proxy to be irrevocable (until the termination date, as described below) and coupled with an interest and will take such further actions or execute such other instruments (including any proxies circulated by the Company for any meetings of shareholders of the Company) as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Rollover Stockholder with respect to the Rollover Shares. If for any reason the proxy granted herein is not irrevocable, then each Rollover Stockholder agrees to vote his or her Rollover Shares in accordance with Section 11(a) above as instructed by Parent, or any other designee of Parent, in writing prior to the termination of this Agreement in accordance with its terms.  The parties hereto agree that the foregoing is a voting agreement. The irrevocable proxy granted pursuant to this Section 11(b) shall terminate on the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms.

12.               Miscellaneous.

(a)                Entire Agreement. This Agreement (together with the Merger Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(b)                Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

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(c)                Amendment; Modification and Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and the Company, and otherwise as expressly set forth herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(d)                Survival of Representations and Warranties. All representations and warranties of each Rollover Stockholder or of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or any Rollover Stockholder, and the issuance of the Parent Shares.

(e)                Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated. References to sums of money are expressed in lawful currency of the U.S. and “$” refers to U.S. dollars. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. For purposes of this Agreement, “beneficially owns,” “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f)                 Statutory Provisions. All references to statutes, statutory provisions, enactments, directives or regulations shall include references to any consolidation, reenactment, modification or replacement of the same, any statute, statutory provision, enactment, directive or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

(g)                Recitals and Schedules. References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties are references respectively to the parties and their legal personal representatives, successors and permitted assigns.

(h)                Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt after transmittal by facsimile or email (to such number or address specified below or another number or numbers or address or addresses as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (iii) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(A)	If to Parent:

HPJ Limited

c/o Mr. Dang Yu Pan

Highpower International, Inc.

Building A1, 68 Xinxia Street, Pinghu, Longgang,

Shenzhen, Guangdong, 518111

People’s Republic of China

Attention: Mr. Dang Yu Pan

Email: dang.pan@highpowertech.com

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China
Facsimile: +86 21 6109 7022
Attention: Jie Jeffrey Sun
Phone: +86 21 6109 7103

E-mail: Jeffrey.Sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105-2669

Facsimile: (415) 773-5759

Attention: Richard V. Smith, Esq.
Phone: (415) 773-5830

Email: rsmith@orrick.com

(B)	If to Mr. Dang Yu Pan:

Highpower International, Inc.

Building A1, 68 Xinxia Street, Pinghu, Longgang,

Shenzhen, Guangdong, 518111

People’s Republic of China

Attention: Mr. Dang Yu Pan

Email: dang.pan@highpowertech.com

with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

47/F Park Place

1601 Nanjing Road West

Shanghai 200040

People’s Republic of China
Facsimile: +86 21 6109 7022
Attention: Jie Jeffrey Sun
Phone: +86 21 6109 7103

E-mail: Jeffrey.Sun@orrick.com

and

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105-2669

Facsimile: (415) 773-5759

Attention: Richard V. Smith, Esq.
Phone: (415) 773-5830

Email: rsmith@orrick.com

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(C)	If to the Company :

Highpower International, Inc.

Building A1, 68 Xinxia Street, Pinghu, Longgang,

Shenzhen, Guangdong, 518111

People’s Republic of China

Attention:

Facsimile:

Email:

with copies to (which shall not constitute notice):

with a copy to Katten Muchin Rosenman LLP (which shall not constitute notice):

Katten Muchin Rosenman LLP

Suite 4906 Wheelock Square

1717 Nanjing Road West

Shanghai 200040

People’s Republic of China

Attention:	Feng Xue

Lijie Han

Email:	feng.xue@kattenlaw.com

lijie.han@kattenlaw.com

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

USA

Attention:	Mark D. Wood

Thomas F. Lamprecht

Email:	mark.wood@kattenlaw.com

thomas.lamprecht@kattenlaw.com

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(i)                 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j)                 Remedies; Enforcement. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at Law or in equity.

(ii) Each Rollover Stockholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Stockholders in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available to Parent or its Affiliates or the Company, Parent and its Affiliates or the Company will have the right to an injunction, temporary restraining order or other equitable relief in any arbitral body or court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Stockholder agrees not to oppose the granting of such relief in the event an arbitral body or a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 12(j)(i) and specific performance under this Section 12(j)(ii).

(k)                Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at Law or equity.

(l)                 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT LIABILITY OF THE SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND UNAPPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY. Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12(h), will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

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(m)              Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(m).

(n)                Expenses. Other than otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o)                Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile transmission or pdf), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(p)                No Presumption against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(q)                Independent Nature of Rollover Stockholders’ Obligations and Rights. The obligations of each Rollover Stockholder under this Agreement are several and not joint, and no Rollover Stockholder is responsible in any way for the performance or conduct of any other Rollover Stockholder in connection with the transactions contemplated hereby. Except as expressly required by the Exchange Act, nothing contained herein and no action taken by any Rollover Stockholder pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Rollover Stockholders. Each Rollover Stockholder agrees that no other Rollover Stockholder has acted as an agent for such Rollover Stockholder in connection with the transactions contemplated hereby.

[Signature page follows]

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IN WITNESS WHEREOF, Parent and the Rollover Stockholders have caused to be executed or executed this Agreement as of the date first written above.

HPJ Parent Limited

By:	/s/ Dangyu Pan
Name:	Dangyu Pan
Title:	Director

By:	/s/ Haoyi Yang
Name:	Haoyi Yang
Title:	Director

/s/ Dangyu Pan
Dangyu Pan

/s/ Wenliang Li
Wenliang Li

/s/ Wenwei Ma
Wenwei Ma

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Schedule A

(A) Rollover Stockholder Name	(B) Number of Rollover Shares	(C) Other Securities (Type/Number)	(D) Number of Parent Shares and % Voting Rights of Parent
Dang Yu Pan	2,822,814 Shares (including 30,000 restricted Shares (partially vested))	84,500 Shares issuable upon exercise of certain options (partially vested)	12,226,300; approximately 77.86%
Dang Yu Pan (indirectly through Advance Pride International Limited)	269,959 Shares	-------------------------	269,959; approximately 1.72%
Wen Liang Li	1,501,117 Shares (including 20,000 restricted Shares (partially vested))	32,500 Shares issuable upon exercise of certain options (partially vested)	1,501,117; approximately 9.56%
Wen Wei Ma	456,367 Shares	13,000 Shares issuable upon exercise of certain options (partially vested)	456,367; approximately 2.91%

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